                                                                   EXHIBIT 10.17

                        FACILITY RESERVATION AGREEMENT

                                BY AND BETWEEN


                         PACKAGING COORDINATORS, INC.


                                      AND


                                    AVIRON

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                                                                                PAGE
                                                                                ----
ARTICLE 1  REFERENCE...........................................................   1
      1.1  Definitions.........................................................   1

ARTICLE 2  AVIRON AREA, TERM AND POSSESSION....................................   2
      2.1  Demise of Aviron Area...............................................   2
      2.2  Term of this Agreement..............................................   2
      2.3  Construction of the Building; Acceptance of Possession; Allowance...   3
      2.4  Delivery of Possession..............................................   3
      2.5  Repayment of Aviron Improvement Allowance...........................   3
      2.6  Surrender of Possession.............................................   3
      2.7  PCI Access to the Aviron Area.......................................   3

ARTICLE 3  BASE MONTHLY FEE AND DEFERRED FEE...................................   4
      3.1  Base Monthly Fee....................................................   4
      3.2  Deferred Fee........................................................   4

ARTICLE 4  USE OF AVIRON AREA..................................................   4
      4.1  Permitted Use.......................................................   4
      4.2  Compliance with Laws and Private Restrictions.......................   4
      4.3  Compliance with Insurance Requirements..............................   4
      4.4  Environmental Compliance and Hazardous Materials....................   5

ARTICLE 5  REPAIRS, MAINTENANCE, SERVICES AND UTILITIES........................   5
      5.1  Repair and Maintenance..............................................   5
      5.2  Utilities...........................................................   5

ARTICLE 6  ALTERATIONS AND IMPROVEMENTS........................................   5
      6.1  By Aviron...........................................................   5
      6.2  Ownership of Improvements...........................................   5
      6.3  Liens...............................................................   6

ARTICLE 7  LIMITATION ON PCI's LIABILITY AND INDEMNITY.........................   6
      7.1  Limitation on PCI's Liability and Release...........................   6
      7.2  Aviron's Indemnification of PCI.....................................   6



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                                                                                PAGE
                                                                                ----
ARTICLE 8  INSURANCE..........................................................    6
      8.1  Aviron's Insurance.................................................    6
      8.2  PCI's Insurance....................................................    8
      8.3  Certificate of Insurance...........................................    8
      8.4  Mutual Waiver of Subrogation.......................................    8

ARTICLE 9  DAMAGE TO AVIRON AREA..............................................    9
      9.1  PCI's Duty to Restore..............................................    9
      9.2  PCI's Right to Terminate...........................................    9
      9.3  Aviron's Right to Terminate........................................    9
      9.4  Abatement of Fee...................................................   10

ARTICLE 10 DEFAULT, REMEDIES AND TERMINATION..................................   10
     10.1  Events of Aviron's Default.........................................   10
     10.2  PCI's Remedies.....................................................   10
     10.3  PCI's Default......................................................   11
     10.4  Aviron's Remedies..................................................   11
     10.5  Termination........................................................   11
     10.6  Termination of Production Agreement................................   12

ARTICLE 11 ASSIGNMENT.........................................................   12
     11.1  Assignment and Subletting..........................................   12
     11.2  Exceptions.........................................................   12

ARTICLE 12 GENERAL PROVISIONS.................................................   13
     12.1  Taxes..............................................................   13
     12.2  Subordination to Mortgages.........................................   13
     12.3  Aviron's Attornment Upon Foreclosure...............................   13
     12.4  Estoppel Certificate...............................................   13
     12.5  Transfer by PCI....................................................   14
     12.6  Force Majeure......................................................   14
     12.7  Notices............................................................   14
     12.8  General Waivers....................................................   15
     12.9  Holding Over.......................................................   15
     12.10  Miscellaneous.....................................................   15
     12.11  Entire Agreement..................................................   16

                        FACILITY RESERVATION AGREEMENT


     THIS FACILITY RESERVATION AGREEMENT (the "Agreement") is made by and between PACKAGING COORDINATORS, INC., a Pennsylvania corporation with offices at 3001 Red Lion Road, Philadelphia, Pennsylvania ("PCI") and AVIRON, a Delaware corporation with offices at 297 N. Bernardo Avenue, Mountain View, California 94043 ("Aviron"), to be effective and binding upon the parties as of October 31, 1997 (the "Effective Date").

                                   ARTICLE 1

                                   REFERENCE

     1.1 DEFINITIONS. Any term that is given a special meaning by any provision in this Agreement shall, unless otherwise specifically stated, have such meaning wherever used in this Agreement or in any Exhibit attached hereto. In addition, the following terms shall have the following meanings:

     "AVIRON AREA" shall mean all the interior space within the Building consisting of approximately 34,380 square feet, including reasonable rights of ingress and egress, as mutually agreed from time to time.

     "AVIRON IMPROVEMENTS DESIGN PLAN" shall mean the design plans pursuant to which the Aviron Improvements shall be constructed and which are attached hereto as Exhibit A.

     "AVIRON IMPROVEMENT ALLOWANCE" shall mean the amount of One Million Dollars provided by PCI for construction of the Building and the Aviron Improvements pursuant to Section 2.4, five hundred thousand dollars ($500,000) of which will be repaid to PCI by Aviron in accordance with Section 2.5.

     "AVIRON IMPROVEMENTS" shall mean all modifications, alterations and improvements made or added to the Aviron Area, excluding Aviron's equipment, moveable improvements and trade fixtures.

     "AVIRON SPECIAL FIXTURES" shall mean those of the Aviron Improvements constituting the USP Water System (exclusive of piping), the SIP System, the Process Chilled Water/Glycol System and the freezer (including storage rack system).

     "BASE MONTHLY FEE" shall mean $110,016 per month.

     "BUILDING" shall mean that certain addition to the building currently existing on the Property in which the area reserved for Aviron's manufacture, packaging and storage of pharmaceutical products is located, which addition is shown outlined on Exhibit B hereto and which will be constructed pursuant to the Building Design Plan.

     "BUILDING DESIGN PLAN" shall mean the plans and specifications pursuant to which the Building will be constructed and which are attached hereto as Exhibit C.

     "DEFERRED FEE" shall mean that portion of the Base Monthly Fee which is deferred in accordance with Section 3.2.

     "HAZARDOUS MATERIALS" shall mean any toxic substance, hazardous substance, hazardous material, hazardous constituent, hazardous waste, pollutant or contaminant which is or becomes regulated by any local governmental authority, the Commonwealth of Pennsylvania, or the United States government, including any material or substance defined as a "hazardous waste" pursuant to Section 1004 of the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq. (42 U.S.C. Section 6903) or as a "hazardous substance" pursuant to Section 101 of the Comprehensive Environmental Response Compensation, and Liability Act, 42 U.S.C. Section 9601, et seq. (42 U.S.C. Section 9601).

     "LENDER" shall mean the holder of any promissory note or other evidence of indebtedness secured in whole or in part by the Property or any portion thereof.

     "OCCUPANCY DATE" shall mean the date upon which PCI delivers to Aviron a certificate signed by the architect for construction of the Building, certifying that the Building is substantially complete, subject to construction of the Aviron Improvements.

     "PERMITTED USE" shall mean the preparation, blending, aseptic filling, assembly, packaging, cartoning, palletization, distribution and/or related storage of pharmaceutical products and related legal uses, and for no other use whatsoever.

     "PRODUCTION AGREEMENT" shall mean that certain Production Agreement between the Parties dated October 31, 1997 under which PCI shall provide certain services to Aviron in connection with the manufacture of Aviron's flu vaccine product.

     "PROPERTY" shall mean that certain improved real property owned by PCI and commonly known as 3001 Red Lion Road, Philadelphia, Pennsylvania.

                                   ARTICLE 2

                       AVIRON AREA, TERM AND POSSESSION

     2.1 DEMISE OF AVIRON AREA. PCI hereby leases to Aviron and Aviron hereby leases from PCI for the term of this Agreement, and upon the terms and subject to the conditions of this Agreement, the Aviron Area.

     2.2 TERM OF THIS AGREEMENT. Subject to Paragraph 2.4 below, the term of this Agreement shall begin on the Effective Date and unless extended by mutual agreement of the Parties, shall end on October 30, 2004 (the "Agreement Expiration Date").

     2.3 CONSTRUCTION OF THE BUILDING; ACCEPTANCE OF POSSESSION; ALLOWANCE. PCI agrees to construct the Building in accordance with all applicable laws and the Building Design Plan, and to deliver the Aviron Area to Aviron in good working order as set forth in the Building Design Plan and in compliance with the Americans with Disabilities Act. Aviron agrees to construct the Aviron Improvements pursuant to the Aviron Improvements Design Plan and in compliance with the Americans with Disabilities Act. PCI agrees to provide the Aviron Improvement Allowance for construction of the Building. In the event that construction costs for the Building are less than the Aviron Improvement Allowance, Aviron may use the remaining amount of the Aviron Improvement Allowance to make Aviron Improvements, and PCI shall pay the Aviron Improvement Allowance to Aviron's designated construction contractor upon presentation of invoices evidencing the work done or installations made. In the event that construction costs for the Building exceed the Aviron Improvement Allowance, Aviron shall bear all costs for such construction in excess of the Aviron Improvement Allowance; provided, however, that Aviron shall not be required to pay excess costs resulting from change orders or changes to the Building Design Plan not approved in advance by Aviron.

     2.4 DELIVERY OF POSSESSION. Upon receipt of an occupancy certificate for the Building granted by the appropriate governmental agency, PCI shall deliver to Aviron possession of the Aviron Area. Such delivery is intended to occur on or about October 15, 1997 ("the Intended Commencement Date"). If PCI is unable to so deliver possession of the Aviron Area to Aviron in the agreed condition on or before the Intended Commencement Date, PCI shall not be in default under this Agreement; however, the Occupancy Date shall not be deemed to have occurred until the actual date of delivery.

     2.5 REPAYMENT OF AVIRON IMPROVEMENT ALLOWANCE. Aviron agrees that it will repay to PCI five hundred thousand dollars ($500,000) of the Aviron Improvement Allowance (the "AI Repayment Amount") through a surcharge of $.02 per unit on the first twenty-five million units of product sold to Aviron, payable on an annual basis out of the escrow described below. Aviron will maintain the AI Repayment Amount (as the same may be calculated from time to time, based on decreases due to repayment by Aviron to PCI) in an escrow account with a third party escrow holder reasonably acceptable to PCI until such time as the AI Repayment Amount has been repaid in full. Any interest accruing on the AI Repayment Amount shall belong to Aviron.

     2.6 SURRENDER OF POSSESSION. Within thirty (30) days following expiration or termination of this Agreement, Aviron shall remove Aviron's production equipment and shall vacate and surrender the Aviron Area to PCI broom clean, in the same condition as existed at the Occupancy Date, reasonable wear and tear excepted. In addition, prior to termination of this Agreement, Aviron may, in its discretion, remove from the Aviron Area, any of its equipment, personal property or trade fixtures and any of the Aviron Special Fixtures. Aviron shall, at Aviron's sole expense, repair any damage to the Aviron Area, the Building or the Property, caused by Aviron's removal of such items. Any Aviron Improvements Aviron does not remove from the Aviron Area shall be deemed to have been assigned, without cost or further action by Aviron, to PCI. Aviron agrees to execute such additional documents as PCI may reasonably request to acknowledge and confirm such assignment.

     2.7  PCI ACCESS TO THE AVIRON AREA.  PCI shall have access to the Aviron
Area: (i) to comply with its obligations under this Agreement and the Production Agreement, (ii) for any necessary purpose in the event of an emergency, (iii) to show the Aviron Area to prospective lenders or purchasers of PCI or the Property, (iv) to perform any required or necessary maintenance or repairs to the Building or the Property, and (v) if required to comply with applicable law. PCI shall retain the master keys to the Aviron Area. PCI may, at its option, modify the Building to add a separate entrance to the Aviron Area, provided that such modification is accomplished at PCI's expense, with reasonable prior written notice to Aviron, in compliance with all applicable laws and restrictions and does not interfere with Aviron's use of the Aviron Area.

                                   ARTICLE 3

                       BASE MONTHLY FEE AND DEFERRED FEE

     3.1 BASE MONTHLY FEE. Commencing on the Occupancy Date and continuing throughout the term of this Agreement, Aviron shall pay to PCI, without prior demand therefor, in advance on the first day of each calendar month, the amount set forth as the Base Monthly Fee, less the Deferred Fee pursuant to Section 3.2 below.

     3.2 DEFERRED FEE. Commencing upon the Occupancy Date and each month thereafter until January 1, 2000, PCI shall defer receipt of forty percent (40%) of the Base Monthly Fee (the "Deferred Fee"). Aviron will deposit and maintain the Deferred Fee (as the same may be increased from time to time) in an escrow account with a third party escrow reasonably acceptable to PCI holder until payment of such amount in accordance with this Section. Any interest accruing on the Deferred Fee shall belong to Aviron. The Deferred Fee shall be released to PCI as follows: (i) The first installment of the Deferred Fee in an amount equal to one half the total amount of the Deferred Fee shall be released and paid to PCI January 1, 2000; (ii) The balance of the Deferred Fee shall be released and paid to PCI September 1, 2000; provided, however, that in the event that production does not commence under the Production Agreement prior to December 31, 1999, the balance of the Deferred Fee shall be further deferred and shall instead be released and paid to PCI January 1, 2001. Notwithstanding the foregoing, in Aviron's sole discretion, Aviron may elect to prepay all or any part of the Deferred Fee prior to its becoming due and payable.

                                   ARTICLE 4

                              USE OF AVIRON AREA

     4.1 PERMITTED USE. Aviron shall be entitled to use the Aviron Area for the Permitted Use. Office space within the Aviron area shall be allocated for the use of the Aviron Technical Representative during the term of the Production Agreement.

     4.2 COMPLIANCE WITH LAWS AND PRIVATE RESTRICTIONS. Subject to the obligations of PCI pursuant to Sections 4.3 and 4.4 below, Aviron agrees that its use of the Aviron Area will be in compliance with all laws and regulations respecting its use and occupancy of the Aviron Area.

     4.3 COMPLIANCE WITH INSURANCE REQUIREMENTS. PCI and Aviron shall comply with all requirements of any insurance company, insurance underwriter, or Board of Fire Underwriters which are necessary to maintain reasonable insurance coverages covering the Building, the Aviron Area or the Property.

     4.4 ENVIRONMENTAL COMPLIANCE AND HAZARDOUS MATERIALS. PCI will comply with all local, Commonwealth of Pennsylvania and federal laws regarding environmental compliance and Hazardous Materials ("Laws") in connection with PCI's operations in the Aviron Area pursuant to the Production Agreement. Subject to the foregoing, Aviron will comply with all Laws in its use and occupancy of the Aviron Area. Aviron will indemnify, defend and hold harmless PCI and PCI's directors, officers, employees and agents, and the directors, officers, employees and agents of any PCI parent, subsidiary or related company from and against any and all claims, suits, losses, damages, costs, fees and expenses resulting from or arising out of any breach of Aviron's obligations pursuant to this section relating to its use of Hazardous Materials in the Aviron Area. PCI will indemnify, defend and hold harmless Aviron and Aviron's directors, officers, employees and agents from and against any and all claims, suits, losses, damages, costs, fees and expenses resulting from the presence or release of Hazardous Materials in and around the Aviron Area (except if caused by Aviron or its agents or assigns), or otherwise as resulting or arising from any breach of PCI's obligations pursuant to this section.

                                   ARTICLE 5

                 REPAIRS, MAINTENANCE, SERVICES AND UTILITIES

     5.1 REPAIR AND MAINTENANCE. PCI shall, at all times during the term of this Agreement and at its sole cost and expense, maintain in good order, condition and repair the Building and every part thereof including without limiting the generality of the foregoing, foundation, roof (structure and membrane), load-bearing and exterior walls, building systems, windows, doors, skylights, all structural elements of the Building, and all plumbing, electrical, wiring, conduits, connectors and fixtures; provided, however, that PCI shall not be responsible for the cost and expense to maintain any plumbing, heating, ventilation or air conditioning systems (including the 700-ton colling chiller) within the Aviron Area, such cost and expense being the responsibility of Aviron.

     5.2 UTILITIES. PCI shall pay all charges for water, and storm and sanitary sewer services supplied to the Aviron Area at Aviron's request or for its benefit. Aviron shall pay charges for electricity and gas supplied to the Aviron Area, as recorded by a dedicated meter.

                                   ARTICLE 6

                         ALTERATIONS AND IMPROVEMENTS

     6.1 BY AVIRON. Except as provided in Section 2.3, Aviron shall, at Aviron's sole expense, construct the Aviron Improvements; provided, however, that selection of a contractor shall be subject to the approval of PCI.

     6.2 OWNERSHIP OF IMPROVEMENTS. All Aviron Improvements shall remain the property of Aviron during the term of this Agreement. Upon expiration or termination of this Agreement, any Aviron Improvements not removed from the Aviron Area in accordance with the provisions of Section 2.6 shall be deemed to have been assigned, without cost or further action by Aviron, to PCI.

     6.3 LIENS. PCI shall keep the Aviron Improvements and any personal property, equipment or trade fixtures of Aviron located in the Aviron Area (collectively, the "Aviron Fixtures") free from any liens or encumbrances, and shall pay when due all bills or obligations incurred by PCI, its agents, employees or contractors relating to the Building. If any such claim of lien is recorded against Aviron's interest in any of the Aviron Fixtures or the Aviron Area or any part thereof, PCI shall bond against, discharge or otherwise cause such lien to be entirely released within thirty (30) days after the same has been recorded. As soon as possible following the Effective Date, PCI shall provide Aviron with lien releases from its existing Lenders covering the Aviron Fixtures. Aviron shall keep the Building, Property and Aviron Area (but not the Aviron Improvements) free from any lien caused by it and shall pay when due all bills or obligations incurred by Aviron, its agents, employees or contractors relating to the Building and Aviron Improvements. If any such claim of lien is recorded against PCI's interest in the Aviron Area, the Building or the Property or any part thereof, Aviron shall bond against, discharge or otherwise cause such lien to be entirely released within thirty (30) days after the same has been recorded.

                                   ARTICLE 7

                  LIMITATION ON PCI'S LIABILITY AND INDEMNITY

     7.1 LIMITATION ON PCI'S LIABILITY AND RELEASE. PCI shall not be liable to Aviron for, and Aviron hereby releases PCI and its officers, agents, employees, Lenders, attorneys, and consultants from, any and all liability, whether in contract, tort or on any other basis, for any injury to or any damage sustained by Aviron, Aviron's agents, employees or contractors in connection with Aviron's use of the Aviron Area, except to the extent such damage was proximately caused by PCI's negligence, willful misconduct, or breach of this Agreement. The provisions of this paragraph shall not release PCI from its obligations or liability under the Production Agreement.

     7.2 AVIRON'S INDEMNIFICATION OF PCI. Aviron shall defend with counsel reasonably satisfactory to Aviron any claims made or legal actions filed or threatened against Aviron with respect to the violation of any law, or the death, bodily injury, personal injury or property damage suffered by any third party occurring within the Aviron Area and Aviron shall indemnify and hold PCI, PCI's partners, principals, members, employees, agents and contractors harmless from any loss liability, penalties, or expense resulting therefrom, except to the extent proximately caused by the negligence or willful misconduct of PCI. This indemnity agreement shall survive the expiration or termination of this Agreement.

                                   ARTICLE 8

                                   INSURANCE

     8.1 AVIRON'S INSURANCE. Aviron shall maintain insurance complying with all of the following:

          (a) Aviron shall procure, pay for and keep in full force and effect, at all times during the term of this Agreement the following:

              (i) Commercial general liability insurance insuring Aviron against liability for personal injury, bodily injury, death and damage to property occurring within the Aviron Area, or resulting from Aviron's use or occupancy of the Aviron Area, or resulting from Aviron's activities in or about the Aviron Area, the Building or the Property, with coverage in the amount of five million dollars ($5,000,000), which insurance shall contain the equivalent of a "broad form liability" endorsement insuring Aviron's performance of Aviron's obligations to indemnify PCI as contained in this Agreement;

              (ii) Fire and property damage insurance in so-called "fire and extended coverage" form insuring Aviron against loss from physical damage to Aviron's personal property, inventory, trade fixtures and improvements within the Aviron Area, including the Aviron Improvements, with coverage for the full actual replacement cost thereof; and

              (iii) With respect to making of alterations or the construction of improvements or the like undertaken by Aviron, contingent liability and builder's risk insurance, in an amount and with coverage reasonably satisfactory to Aviron; and

              (iv) Workers' compensation insurance and any other employee benefit insurance sufficient to comply with all laws.

          (b) Each policy of liability insurance required to be carried by Aviron pursuant to this paragraph or actually carried by Aviron with respect to the Aviron Area, the Building or the Property: (i) shall name PCI, and such others as are designated by PCI, as additional insureds; (ii) shall be primary insurance providing that the insurer shall be liable for the full amount of the loss, up to and including the total amount of liability set forth in the declaration of coverage, without the right of contribution from or prior payment by any other insurance coverage of PCI; (iii) shall be in a form satisfactory to PCI; (iv) shall be carried with companies reasonably acceptable to PCI with Best's ratings of at least A + VI; (v) shall provide that such policy shall not be subject to cancellation, lapse or change except after at least thirty days prior written notice to PCI, and (vi) shall contain a so-called "severability" or "cross liability" endorsement. Each policy of property insurance maintained by Aviron with respect to the Aviron Area, the Building or the Property (i) shall provide that such policy shall not be subject to cancellation, lapse or change except after at least thirty days prior written notice to PCI and (ii) shall contain a waiver and/or a permission to waive by the insurer of any right of subrogation against PCI, its partners, principals, members, officers, employees, agents and contractors, which might arise by reason of any payment under such policy or by reason of any act or omission of PCI, its partners, principals, members, officers, employees, agents and contractors.

     8.2  PCI'S INSURANCE.  With respect to insurance maintained by PCI:

          (a) PCI shall maintain, as the minimum coverage required of it by this Agreement, fire and property damage insurance in so-called "fire and extended coverage" form insuring PCI (and such others as PCI may designate) against loss from physical damage to the Building and against loss of Base Monthly Fees for a period of not less than six months. Such fire and property damage insurance (i) shall be written in so-called "all risk" form, excluding only those perils commonly excluded from such coverage by PCI's then property damage insurer; (ii) shall provide coverage for physical damage to the Building so insured for up to the entire full actual replacement cost thereof; and/or (iii) may be endorsed to cover loss or damage caused by any additional perils against which PCI may elect to insure. PCI shall not be required to cause such insurance to cover any of Aviron's personal property, inventory, and trade fixtures, or any modifications, alterations or improvements made or constructed by Aviron to or within the Aviron Area, including the Aviron Improvements.

          (b) PCI shall maintain commercial general liability insurance insuring PCI (and such others as are designated by PCI) against liability for personal injury, bodily injury, death, and damage to property occurring in, on or about, or resulting from the use or occupancy of the Property, the Building and the Aviron Area, or any portion thereof, with combined single limit coverage of at least five million dollars ($5,000,000); provided, however, that the liability insurance coverage maintained by Aviron under Section 8.1 shall be primary. PCI may carry such greater coverage as PCI or PCI's Lender, insurance broker, advisor or counsel may from time to time determine is reasonably necessary for the adequate protection of PCI and the Property.

          (c) PCI shall maintain workers' compensation insurance and any other employee benefit insurance sufficient to comply with all laws.

     8.3 CERTIFICATE OF INSURANCE. Prior to the time Aviron or any of its contractors enters the Aviron Area, each Party shall deliver to the other Party, with respect to each policy of insurance required to be carried by it pursuant to this Article, a copy of such policy (appropriately authenticated by the insurer as having been issued, premium paid) or a certificate of the insurer certifying in form satisfactory to the other Party that a policy has been issued, premium paid, providing the coverage required by this Paragraph and containing the provisions specified herein. With respect to each renewal or replacement of any such insurance, the requirements of this Paragraph must be complied with not less than thirty (30) days prior to the expiration or cancellation of the policies being renewed or replaced.

     8.4 MUTUAL WAIVER OF SUBROGATION. PCI hereby releases Aviron, and Aviron hereby releases PCI and their respective partners, principals, members, officers, agents, employees and servants, from any and all liability for loss, damage or injury to the property of the other in or about the Aviron Area, the Building or the Property which is caused by or results from a peril or event or happening which is covered by insurance actually carried and in force at the time of the loss by the party sustaining such loss; provided, however, that such waiver shall be effective only to the extent permitted by the insurance covering such loss and to the extent such insurance is not prejudiced thereby.

                                   ARTICLE 9

                             DAMAGE TO AVIRON AREA

     9.1 PCI'S DUTY TO RESTORE. If the Aviron Area or the Building are damaged by any peril after the Occupancy Date of this Agreement, PCI shall restore the same, as and when required by this paragraph, unless this Agreement is terminated by Aviron pursuant to Paragraph 9.3 or by PCI pursuant to Paragraph
9.2. If this Agreement is not so terminated, then upon the issuance of all necessary governmental permits, PCI shall commence and diligently prosecute to completion the restoration of the Aviron Area or the Building, as the case may be, to the extent then allowed by law, to substantially the same condition in which it existed as of the date production in the Aviron Area began.

     9.2 PCI'S RIGHT TO TERMINATE. PCI shall have the option to terminate this Agreement in the event any of the following occurs, which option may be exercised only by delivery to Aviron of a written notice of election to terminate within sixty (60) days after the date of such damage or destruction:

          (a) The Building is damaged by any peril covered by insurance required to be carried by PCI pursuant to Article 8 (an "Insured Peril") to such an extent that the estimated cost to restore the Building exceeds fifty percent (50%) of the then actual replacement cost thereof; or

          (b) The Building is damaged by any peril other than an Insured Peril and the cost to repair such damage exceeds twenty-five percent (25%) of the then actual replacement cost thereof; or

          (c) The Building is damaged by any peril and, because of the laws then in force, the Building (i) cannot be restored at reasonable cost or (ii) if restored, cannot be used for the same use being made thereof before such damage.

     9.3 AVIRON'S RIGHT TO TERMINATE. If the Aviron Area or the Building are damaged by any peril and PCI does not elect to terminate this Agreement or is not entitled to terminate this Agreement pursuant to this Article, then as soon as reasonably practicable, PCI shall furnish Aviron with the written opinion of PCI's architect or construction consultant as to when the restoration work required of PCI may be complete. Aviron shall have the option to terminate this Agreement in the event any of the following occurs, which option may be exercised only by delivery to PCI of a written notice of election to terminate within sixty (60) days after Aviron receives from PCI the estimate of the time needed to complete such restoration:

          (a) If the time estimated to substantially complete the restoration exceeds four (4) months from and after the date the architect's or construction consultant's written opinion is delivered; or

          (b) If the damage occurred within twelve (12) months of the last day of the term of this Agreement and the time estimated to substantially complete the restoration exceeds ninety (90) days from and after the date such restoration is commenced.

     9.4 ABATEMENT OF FEE. In the event of damage to the Aviron Area which does not result in the termination of this Agreement, the Base Monthly Fee shall be temporarily abated during the period of damage and restoration in proportion in the degree to which Aviron's use of the Aviron Area is impaired by such damage.

                                  ARTICLE 10

                       DEFAULT, REMEDIES AND TERMINATION

     10.1 EVENTS OF AVIRON'S DEFAULT. Aviron shall be in default of its obligations under this Agreement upon the occurrence of any of the following:

          (a) If Aviron shall have failed to pay when due any sum required to be paid hereunder by Aviron, and such failure shall continue for fifteen (15) days after notice thereof by PCI; or

          (b) If Aviron shall have failed to perform any term, covenant or condition of this Agreement other than an obligation to pay money, and such failure shall continue for thirty (30) days after written notice from PCI to Aviron specifying the nature of such failure and requesting Aviron to perform same (provided that, if longer than thirty (30) days is reasonably required in order to perform such term, covenant or condition, Aviron shall have such longer period); or

          (c) If Aviron shall make a general assignment or general arrangement for the benefit of creditors, if a petition for adjudication of bankruptcy or for reorganization is filed by or against Aviron and is not dismissed within ninety (90) days, if a trustee or receiver is appointed to take possession of substantially all of Aviron's assets located at the Property or of Aviron's interest in this Agreement and possession is not restored to Aviron within ninety (90) days, or if substantially all of Aviron's assets located at the Property or of Aviron's interest in this Agreement is subjected to attachment, execution or other judicial seizure which is not discharged within ninety (90) days.

     10.2 PCI'S REMEDIES. In the event of any default by Aviron, PCI may, at PCI's election, terminate this Agreement by giving Aviron written notice of termination, in which event this Agreement shall terminate on the date set forth for termination in such notice. Any termination under this subsection shall not relieve Aviron from its obligation to pay to PCI all Base Monthly Fee then due, or any other sums due to PCI, or from any claim against Aviron for damages previously accrued or then or thereafter accruing including any amounts then owing pursuant to Sections 2.5 and 3.2. Upon delivery of such notice of termination, Aviron's obligations under Sections 2.5 and 3.2 shall be accelerated and shall be payable in full within thirty (30) days of the date of such notice from the escrow account. Notwithstanding anything to the contrary contained or implied in the foregoing, in no event shall Aviron be liable to PCI for any special, indirect or consequential loss, damage, costs or expenses of any nature whatsoever, including, without limitation, lost revenues or profits.

     10.3 PCI'S DEFAULT. PCI shall be in default of its obligations under this Agreement if PCI shall have failed to perform any term, covenant or condition of this Agreement within thirty (30) days after written notice from Aviron to PCI specifying the nature of such failure and requesting PCI to perform same (provided that, if longer than thirty (30) days is reasonably required in order to perform such term, covenant or condition, PCI shall have such longer period).

     10.4 AVIRON'S REMEDIES. In the event of PCI's default, Aviron may proceed in equity or at law to compel PCI to perform its obligations, to terminate this Agreement and/or to recover damages proximately caused by such failure to perform (except as and to the extent Aviron has waived its right to damages as provided in this Agreement and except that in no event shall PCI be liable to Aviron for any special, indirect or consequential loss, damage, costs or expenses of any nature whatsoever, including, without limitation, lost revenues or profits). Any termination under this subsection shall not relieve from its obligation to pay PCI the AI Repayment Amount pursuant to Section 2.3 or the Deferred Fee pursuant to Section 3.2.

     10.5 TERMINATION. In the event this Agreement shall terminate or if either party shall have the right to elect to terminate this Agreement prior to its expiration date for any reason (other than a right to terminate pursuant to Article 9), Aviron shall have the following options, any one of which may be exercised by Aviron in its sole discretion:

          (a) PAYMENT OF BUY-BACK AMOUNT. Aviron may elect to have this Agreement terminate and to receive from PCI an amount in partial compensation for its contribution to the Aviron Improvements and/or construction of the Building (the "Buy-Back Amount") as follows:

              (i)       AMOUNT.

                        (A) In the event this Agreement shall terminate at any time during calendar year 1997 or calendar year 1998, no payment of a Buy-Back Amount shall be required of PCI.

                        (B) In the event this Agreement shall terminate at any time during calendar year 1999 or 2000, the Buy-Back Amount shall be eight hundred thousand dollars ($800,000);

                        (C) In the event this Agreement shall terminate at any time during calendar year 2001 or 2002, the Buy-Back Amount shall be seven hundred thousand dollars ($700,000);

                        (D) In the event this Agreement shall terminate at any time during calendar year 2003, the Buy-Back Amount shall be six hundred thousand dollars ($600,000); and

                        (E) The parties agree to negotiate in good faith a Buy-Back Amount applicable to periods after calendar year 2003.

              (ii) PAYMENT. The Buy-Back Amount shall be paid to Aviron within sixty (60) days after termination of this Agreement, and may be offset from amounts (if any) owing by Aviron to PCI under the Production Agreement or this Agreement.

              (iii) TITLE TO AVIRON IMPROVEMENTS. Upon payment of the Buy-Back Amount, PCI shall acquire title to all Aviron Improvements other than the Aviron Special Fixtures.

              (iv) AVIRON SPECIAL FIXTURES. PCI shall have a right of first refusal to purchase the Aviron Special Fixtures, in the event Aviron shall elect to sell them.

          (b) SUBLEASE TO ANOTHER PARTY. Aviron may elect to keep this Agreement in effect and sublease the Aviron Area to another party; provided, however, that such subletting shall be to another party which is acceptable to both PCI and Aviron and that PCI is the labor provider to said party. Both Aviron and PCI shall use all reasonable efforts to reach such an agreement.

          (c) SUBLEASE TO PCI. In the event that PCI desires to use the Aviron Area, Aviron may elect to keep this Agreement in effect and sublease the Aviron Area to PCI for a rent equal to the fair market rental value of the Aviron Area, taking into account the use intended by PCI. In the event of a sublease to PCI, PCI shall have a right of first refusal to purchase the Aviron Special Fixtures, in the event Aviron shall elect to sell them.

     10.6 TERMINATION OF PRODUCTION AGREEMENT.  Subject to the provisions of
Section 10.6, this Agreement shall terminate effective upon the termination of the Production Agreement.

                                  ARTICLE 11

                                  ASSIGNMENT

     11.1 ASSIGNMENT AND SUBLETTING. Aviron shall not assign this Agreement or sublet the Aviron Area except to another party which is acceptable to both PCI and Aviron and where PCI is the labor provider to such party. Both Aviron and PCI shall use all reasonable efforts to reach agreements which would allow such assignment or subletting.

     11.2 EXCEPTIONS. Notwithstanding Section 11.1 above, Aviron, without consent, may assign its interest in this Agreement to a direct or indirect parent or subsidiary of Aviron; to a party controlling, controlled by or under common control with Aviron; to any party with whom Aviron may merge or consolidate; or to any party acquiring all or substantially all of the assets of Aviron.

                                  ARTICLE 12

                              GENERAL PROVISIONS

     12.1 TAXES. PCI shall pay before delinquency any and all real property taxes, assessments, license fees, use fees, permit fees and public charges of whatever nature or description levied, assessed or imposed by a governmental agency arising out of, caused by reason of or based upon Aviron's estate in this Agreement or improvements made by Aviron to the Aviron Area. If any such taxes, assessments, fees or public charges are levied against Aviron, Aviron shall have the right to require PCI to pay such taxes.

     12.2 SUBORDINATION TO MORTGAGES. This Agreement is subject to and subordinate to all ground leases, mortgages and deeds of trust which affect the Building or the Property and which are of public record as of the Effective Date, and to all renewals, modifications and extensions thereof. Aviron hereby consents to PCI's ground leasing the land and/or encumbering the Building or the Property as security for future loans on such terms as PCI shall desire, and Aviron agrees to subordinate to the interest of any such ground lessor or encumbrancer; provided, only, that such ground lessor or encumbrancer provide Aviron with a nondisturbance agreement, in a commercially reasonable and customary form, pursuant to which such ground lessor or encumbrancer agrees to recognize Aviron's rights under this Agreement and agrees not to disturb Aviron's quiet possession of the Aviron Area so long as Aviron is not in default under this Agreement, and Aviron agrees to execute such documents as may be necessary to accomplish the purposes of this paragraph.

     12.3 AVIRON'S ATTORNMENT UPON FORECLOSURE. Aviron shall, upon request, attorn (i) to any purchaser of the Building or the Property at any foreclosure sale or private sale conducted pursuant to any security instruments encumbering the Building or the Property, (ii) to any grantee or transferee designated in any deed given in lieu of foreclosure of any security interest encumbering the Building or the Property, or (iii) to the lessor under an underlying ground Agreement of the land underlying the Building or the Property, should such ground Agreement be terminated; provided that such purchaser, grantee or lessor recognizes Aviron's rights under this Agreement.

     12.4 ESTOPPEL CERTIFICATE. Aviron will, following any request by PCI, promptly execute and deliver to PCI an estoppel certificate (i) certifying that this Agreement is unmodified and in full force and effect, or, if modified, stating the nature of such modification and certifying that this Agreement, as so modified, is in full force and effect, (ii) stating the date to which the Base Monthly Fees are paid in advance, if any, (iii) acknowledging that there are not, to Aviron's knowledge, any uncured defaults on the part of PCI hereunder, or specifying such defaults if any are claimed, and (iv) certifying such other information about this Agreement as may be reasonably requested by PCI, its Lender or prospective Lenders, investors or purchasers of the Building or the Property.

     12.5 TRANSFER BY PCI. PCI and its successors in interest shall have the right to transfer their interest in the Building, the Property, or any portion thereof at any time and to any person or entity. In the event of any such transfer, PCI (and in the case of any subsequent transfer, the transferor), from the date of such transfer, (i) shall be automatically relieved, without any further act by any person or entity, of all liability for the performance of the obligations of PCI hereunder which may accrue after the date of such transfer and (ii) shall be relieved of all liability for the performance of the obligations of PCI hereunder which have accrued before the date of transfer; provided, however, that its transferee agrees to assume and perform all such prior obligations of PCI hereunder. Aviron shall attorn to any such transferee. After the date of any such transfer, the term "PCI" as used herein shall mean the transferee of such interest in the Building or the Property.

     12.6 FORCE MAJEURE. The obligations of each of the parties under this Agreement (other than the obligations to pay money) shall be temporarily excused if such party is prevented or delayed in performing such obligations by reason of any strikes, lockouts or labor disputes; government restrictions, regulations, controls, action or inaction; civil commotion; or extraordinary weather, fire or other acts of God.

     12.7 NOTICES. Any notice required or desired to be given by a party regarding this Agreement shall be in writing and shall be personally served, or in lieu of personal service may be given by reputable overnight courier service, postage prepaid, addressed to the other party as follows:

     If to PCI:         Packaging Coordinators, Inc.
                        3001 Red Lion Road
                        Philadelphia, Pennsylvania
                        Attention: Paul Alvater

     with a copy to:    Cardinal Health, Inc.
                        5555 Glendon Court
                        Dublin, Ohio 43016
                        Attention: David Mason

     If to Aviron:      Aviron
                        297 N. Bernardo Avenue

                        Mountain View, CA  94043
                        Attention: David Wilson

     with a copy to:    Cooley Godward LLP
                        Five Palo Alto Square
                        3000 El Camino Real
                        Palo Alto, CA  94306
                        Attention:  Barbara A. Kosacz

Any notice given in accordance with the foregoing shall be deemed received upon actual receipt or refusal to accept delivery.

     12.8 GENERAL WAIVERS. One party's consent to or approval of any act by the other party requiring the first party's consent or approval shall not be deemed to waive or render unnecessary the first party's consent to or approval of any subsequent similar act by the other party. No waiver of any provision hereof, or any waiver of any breach of any provision hereof, shall be effective unless in writing and signed by the waiving party. The receipt by PCI of any Base Monthly Fee or payment with or without knowledge of the breach of any other provision hereof shall not be deemed a waiver of any such breach. No delay or omission in the exercise of any right or remedy accruing to either party upon any breach by the other party under this Agreement shall impair such right or remedy or be construed as a waiver of any such breach theretofore or thereafter occurring. The waiver by either party of any breach of any provision of this Agreement shall not be deemed to be a waiver of any subsequent breach of the same or any other provisions herein contained.

     12.9 HOLDING OVER. This Agreement shall terminate without further notice on the date set forth in Section 2.2. Any holding over by Aviron after such date shall neither constitute a renewal nor extension of this Agreement nor give Aviron any rights in or to the Aviron Area except as expressly provided in this Paragraph. Any such holding over to which PCI has consented shall be construed to be a tenancy from month to month, on the same terms and conditions herein specified insofar as applicable except that the Base Monthly Fee charged to Aviron shall be one hundred twenty-five percent (125%) of the Base Monthly Fee under this Agreement; provided, however, that the Base Monthly Fee shall not increase in the event Aviron is engaged in good faith negotiations to extend the terms of this Agreement.

     12.10 MISCELLANEOUS. Should any provisions of this Agreement prove to be invalid or illegal, such invalidity or illegality shall in no way affect, impair or invalidate any other provisions hereof, and such remaining provisions shall remain in full force and effect. Time is of the essence with respect to the performance of every provision of this Agreement in which time of performance is a factor. Any copy of this Agreement which is executed by the parties shall be deemed an original for all purposes. This Agreement shall, subject to the provisions regarding assignment, apply to and bind the respective heirs, successors, executors, administrators and assigns of PCI and Aviron. The term "party" shall mean PCI or Aviron as the context implies. This Agreement shall be construed and enforced in accordance with the Laws of the Commonwealth of Pennsylvania. The captions in this Agreement are for convenience only and shall not be construed in the construction or interpretation of any provision hereof. When the context of this Agreement requires, the neuter gender includes the masculine, the feminine, a partnership, corporation, limited liability company, joint venture, or other form of business entity, and the singular includes the plural. The terms "must," "shall," "will," and "agree" are mandatory. The term "may" is permissive. When a party is required to do something by this Agreement, it shall do so at its sole cost and expense without right of reimbursement from the other party unless specific provision is made therefor. PCI and Aviron shall both be deemed to have drafted this Agreement, and the rule of construction that a document is to be construed against the drafting party shall not be employed in the construction or interpretation of this Agreement.

     12.11  ENTIRE AGREEMENT.  This Agreement and the Exhibits (as described in
Article 1), which Exhibits are by this reference incorporated herein, and the Production Agreement dated September 19, 1997, constitute the entire agreement between the parties, and there are no other agreements, understandings or representations between the parties relating to the reservation of the Aviron Area, except as expressed herein.

     IN WITNESS WHEREOF, PCI and Aviron have executed this Agreement as of the respective dates below set forth with the intent to be legally bound thereby as of the Effective Date of this Agreement first above set forth.

                                    PCI
                                    PACKAGING COORDINATORS, INC.


                                    By: /s/ Dan Gerner
                                        ---------------------------------------

                                    Title: President
                                           ------------------------------------

                                    Dated:
                                           ------------------------------------


                                    AVIRON


                                    By: /s/ J. Leighton Read, M.D.
                                        ---------------------------------------

                                    Title: Chairman and Chief Executive Officer
                                           ------------------------------------
                                    Dated:
                                           ------------------------------------

                                   EXHIBIT A

                        AVIRON IMPROVEMENTS DESIGN PLAN


     Those certain progress issue drawings prepared by Jacobs/Wyper, Architects, dated 10/8/97, described as follows:



          PAGE           TITLE
          ----           -----

          A0.1           Keynote and Designation

          A2.1           First Floor Plan

          A2.2           Mezzanine Plan

          A4.1           Coordination Plan

          A5.1           Interior Elevations

          A5.2           Interior Elevations

          A6.1           Reflected Ceiling Plan:  First Floor

          A6.2           Reflected Ceiling Plan:  Mezzanine

          A7.1           Doors and Windows:  Details/Schedules

          A8.1           Details

                                   EXHIBIT B

                                   SITE PLAN

                                   EXHIBIT C

                             BUILDING DESIGN PLAN


     Those certain drawings prepared by McGarvey Development Company described as follows:


    PAGE           DATE             TITLE
    ----           ----             -----

     A1    8/21/97 Revised 9/15/97  Site Plan

     A2    8/21/97 Revised 9/16/97  Floor Plan and Details

     A3    8/21/97 Revised 9/5/97   Mech. Mezzanine Plan and Details

     A4    8/21/97 Revised 9/12/97  Roof Plan and Elevations

     A5    8/21/97 Revised 9/5/97   Wall Sections